Exhibit 10.1

CONFIDENTIAL AGREEMENT TO AMEND EMPLOYMENT AGREEMENTS

This Confidential Agreement to Amend Employment Agreements (“Agreement”) is entered into by and between Affinity Gaming f/k/a Affinity Gaming, LLC and Herbst Gaming, LLC (“Affinity”) and Donna Lehmann (“Ms. Lehmann”).

WHEREAS, Affinity employs Ms. Lehmann as its Senior Vice President, Chief Financial Officer and Treasurer pursuant to a January 11, 2011 Letter Agreement, as amended as of May 6, 2011, October 31, 2011, December 27, 2012, and February 25, 2014 (“Letter Agreement”);

WHEREAS, Affinity and Ms. Lehmann entered into an Executive Severance Agreement as of January 11, 2011, as amended as of October 31, 2011, and December 27, 2012 (“Severance Agreement”);

WHEREAS, Affinity and Ms. Lehmann entered into a Duty of Loyalty Agreement as of January 11, 2011, as amended as of October 31, 2011, and December 27, 2012 (“Loyalty Agreement” and, together with the Letter Agreement and Severance Agreement, the “Employment Agreements”);

WHEREAS, the Employment Agreements expire by their terms on February 15, 2015; and

WHEREAS, the parties desire to extend and further amend the Employment Agreements by this Amendment;

WHEREAS, pursuant to the Affinity Gaming Amended and Restated 2011 Long Term Incentive Plan (“LTIP”), a Nonqualified Option Agreement dated March 30, 2011 (“March 2011 Option Agreement”), and an Amendment to Nonqualified Option Agreement dated May 17, 2011 (“May 2011 Amended Option Agreement” and, together with the March 2011 Option Agreement, the “2011 Option Agreements”), Affinity awarded Ms. Lehmann an option to purchase 13,636.4 shares of common stock (“2011 Stock Options”), each at an exercise price of $10.00 per share, none of which Ms. Lehmann has exercised; and

WHEREAS, pursuant to the LTIP and a Nonqualified Option Agreement dated February 25, 2014 (“2014 Option Agreement” and, together with the 2011 Option Agreement, the “Stock Option Agreements”), Affinity awarded Ms. Lehmann 27,574 Stock Options (“2014 Stock Options” and, together with the 2011 Stock Options, the “Stock Options”), each at an exercise price of $11.61 per share, none of which Ms. Lehmann has exercised; and

WHEREAS, pursuant to the LTIP and a Restricted Stock Unit Agreement dated February 24, 2012, as amended by letter agreement on December 17, 2012 (“Restricted Stock Agreement”), Affinity awarded Ms. Lehmann 7,318 Restricted Shares of Common Stock (“Restricted Shares”), none of which Ms. Lehmann has sold; and

WHEREAS, on February 15, 2013, in lieu of any award in 2013 under the LTIP, Affinity entered into a Cash Award Agreement with Ms. Lehmann calling for vesting and payment to Ms. Lehmann of $42,500 on each of January 1, 2014, 2015 and 2016, the first two payments of which have vested and been paid; and

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and for other good and valuable consideration, the adequacy and receipt of which each party expressly acknowledges, Ms. Lehmann and Affinity agree as follows:

1.  Extension of Employment.  Ms. Lehmann’s employment with Affinity under the terms of the Employment Agreements shall be extended to and including March 31, 2015 (“New Expiration Date”), after which her employment with Affinity shall terminate.

2.  Extension Bonus.  In consideration of her agreeing to the extension in Paragraph 1 above, and provided that Ms. Lehmann complies with the terms of this Agreement and does not revoke this Agreement as set forth in Paragraph 13.B below, Affinity will pay Ms. Lehmann the sum of $139,875, less customary deductions on the first regular payday following the end of the revocation period in Paragraph 13.B, below, and in the same manner by which Affinity paid Ms. Lehmann’s regular paychecks.

3.  Health Insurance and Other Employment Benefits.  Provided that Ms. Lehmann complies with her obligations set forth in Paragraph 1 above and timely elects to continue her current Affinity group health insurance coverage through COBRA, Affinity either will reimburse Ms. Lehmann or pay directly the group health insurance premiums from after the New Expiration Date through the earlier of (i) June 30, 2015, or (ii) the date that she becomes eligible for group health insurance coverage from another employer, irrespective of whether she actually enrolls in such coverage.  Ms. Lehmann agrees to notify Affinity no later than three business days prior to becoming eligible for such coverage.  All other employment benefits that Affinity provided Ms. Lehmann terminate as of the New Expiration Date in accordance with the respective plan terms.

4.  Paid Time Off.  Affinity will pay Ms. Lehmann her accrued but unused paid time off as of the New Expiration Date, less customary deductions, on the first regular pay day following the end of the revocation period in Paragraph 13.B, below.

5.  Stock Option Exercise.  Ms. Lehmann acknowledges that she must exercise the Stock Options on or before June 30, 2015 in accordance with Sections 5 and 11 of the Stock Option Agreements and Section 5.5.2 of the LTIP.  Ms. Lehmann further acknowledges that any Stock Options not exercised as of June 30, 2015 will expire, and Ms. Lehmann will have no further right to exercise any remaining Stock Options and such Stock Options will be forfeited and canceled.

6.  Restricted Shares.  In further consideration of her agreeing to the extension in Paragraph 1 above, and provided that Ms. Lehmann complies with the terms of this Agreement and does not revoke this Agreement as set forth in Paragraph 13.B, below, Affinity shall purchase 4,878 of the Restricted Shares owned by Ms. Lehmann, which are the Restricted Shares that vested in 2013 and 2014, for a purchase price of $47,560, following the end of the revocation period in Paragraph 13.B, below.  The remaining 2,440 Restricted Shares, which represent the Restricted Shares that vested in 2015, will not be purchased by Affinity and shall continue to belong to Ms. Lehmann to hold or dispose of in her sole discretion, subject to the terms and conditions of the Restricted Stock Agreement and the LTIP.

7.  Cash Award.  Ms. Lehmann acknowledges and agrees that the Cash Award Agreement will terminate as of the New Expiration Date and therefore the payment due thereunder on January 1, 2016, will not vest and will not be paid to her, and Ms. Lehmann will have no further rights under the Cash Award Agreement.

8.  Expenses.  Affinity will reimburse Ms. Lehmann for all business expenses that she incurs through the New Expiration Date, in accordance with Affinity’s policy for expense reimbursement.

9.  Total Payments and Benefits.  The payments and benefits described in this Agreement constitute the entirety of the monies and benefits that Affinity shall be required to pay to Ms. Lehmann for her services through the New Expiration Date including, but not limited to, any bonus payment.  Ms. Lehmann hereby expressly waives any right to any payment or benefit not described in this Agreement based upon her status as an employee, former employee, shareholder, former shareholder, or any other relationship to Affinity.

10.  Return of Affinity Property.  Ms. Lehmann agrees that, at the end of the business day on the New Expiration Date, she will return to Affinity all of its and its affiliates’ property in her possession or under her control including, but not limited to, all Affinity credit cards, tapes, records, manuals, files, keys, security cards, computers, electronic devices, cell phones, other equipment, confidential and proprietary information, and all copies thereof.

11.  Reaffirmation and Extensions of Post-Employment Obligations and Cooperation.  Ms. Lehmann represents and warrants that she is in full compliance with her obligations set forth in Paragraphs 3 (Confidential Information and Other Company Property), 4 (Intellectual Property), 5 (Non-Interference with Business Relationships), 6 (Non-Solicitation), and 7 (Non-disparagement) of the Loyalty Agreement, and she agrees to abide by her continuing obligations set forth in the Loyalty Agreement, and as further amended herein.  Ms. Lehmann agrees the obligations in Paragraph 5 of her Loyalty Agreement shall extend to and including March 31, 2015, and her obligations in Paragraph 6 of her Loyalty Agreement shall extend to and including March 31, 2016.  Ms. Lehmann further acknowledges and agrees that her obligations under the Loyalty Agreement apply equally to those shareholders of Affinity that have representatives on Affinity’s Board of Directors (collectively with their affiliates, “Board Shareholders”) and to the Board Shareholder’s portfolio companies.  Ms. Lehmann agrees to make herself reasonably available by telephone through March 31, 2016 in the event that Affinity needs information from her concerning matters about which she had knowledge during her employment with Affinity.

12.  Investor Contact.  Ms. Lehmann agrees not to contact any investor in a fund managed by any Board Shareholder or any prospective investor that is considering investing in a fund managed by any Board Shareholder.  Should any such investor or prospective investor contact Ms. Lehmann, she agrees to refrain from communicating with that investor or prospective investor and will immediately communicate to the President and Chief Executive Officer of the Board Shareholder to whose fund the investor or potential investor pertains the circumstances of the investor or prospective investor contact.

13.  Delivery and Cooperation Obligations.  Affinity’s obligations to provide and Ms. Lehmann’s receipt of the payments and benefits described in Paragraphs 2 and 3 above are contingent upon and subject to:

A.                                    Ms. Lehmann’s execution and return to Affinity of the General Release of Claims set forth in Appendix A to this Agreement no earlier than March 31, 2015, and no later than April 3, 2015;

B.                                    Ms. Lehmann not revoking her signature on the General Release of Claims within seven days after the date she signed;

C.                                    Ms. Lehmann’s satisfactory completion of the audit of the Company’s 2014 financial statements and the preparation of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014; and

D.                                    Ms. Lehmann’s continued cooperation with Company personnel, consultants and auditors, and making herself reasonably available by telephone through June 30, 2015 in the event that the Company needs information from her concerning the preparation of the Company’s 2015 Proxy Statement, the review of the Company’s first quarter 2015 financial statements and other matters about which she had knowledge during her employment with the Company.

14.  Third Party Beneficiary.  Ms. Lehmann acknowledges and agrees that the Board Shareholders are express third party beneficiaries of her obligations hereunder and have full rights to enforce the terms of this Agreement and the Employment Agreements against her as if each was a signatory hereto.

15.  Confidential Agreement.  The terms of this Agreement are confidential.   Accordingly, Ms. Lehmann agrees not to disclose the terms of this Agreement to anyone other than to her spouse, attorneys, accountants, and financial and tax advisors, except as required by law.  Should Ms. Lehmann disclose the terms of this Agreement to any of those individuals, Ms. Lehmann shall ensure that those individuals abide by the non-disclosure provisions of this paragraph.  Should Ms. Lehmann be required by law to disclose any term of this Agreement, she will give Affinity prompt notice of the circumstances so that Affinity has an opportunity to challenge such disclosure in court. Affinity may disclose the terms of this Agreement as required by law or regulation.

16.  Entire Agreement.  This Agreement, the Employment Agreements, the Stock Option Agreements, the Restricted Stock Agreement, and the LTIP constitute the entire agreement and understanding of Ms. Lehmann and Affinity with regard to the matters described herein, and supersede any and all prior and/or contemporaneous agreements and understandings, oral or written, between Ms. Lehmann and Affinity.  To the extent this Agreement conflicts with any of the Employment Agreements, this Agreement controls.

17.  Counterparts.  This Agreement may be executed in counterparts, each of which taken together shall constitute one and the same instrument.  Facsimile or electronic transmission of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart, and such signatures shall be deemed original signatures for purposes of enforcement and construction of this Agreement.

MS. LEHMANN AND AFFINITY EXPRESSLY AFFIRM THAT EACH HAS READ THIS AGREEMENT, EACH UNDERSTANDS ITS TERMS, AND EACH INTENDS TO BE BOUND THEREBY.

DONNA LEHMANN	AFFINITY GAMING

/s/ Donna Lehmann	By:	/s/ Michael Silberling
Michael Silberling
Chief Executive Officer

Dated: February 17, 2015	Dated: February 17, 2015

APPENDIX A

GENERAL RELEASE OF CLAIMS

In consideration of the payments set forth in the foregoing Fifth Amendment to Letter Agreement, Fourth Amendment to Executive Severance Agreement, and Fourth Amendment to Duty of Loyalty Agreement (“Amendment”) between me and Affinity Gaming (“Affinity”), and for other good and valuable consideration, the receipt and sufficiency of which I expressly acknowledge, I agree as follows:

1.                                      I, and anyone claiming through me, agree to fully, finally, and forever release and discharge Affinity and its predecessors, successors, assigns, and affiliates, and each of the foregoing’s respective past, present, and future owners, members, officers, principals, directors, partners, employees, investors, agents, attorneys, and representatives (the “Released Parties”), from any and all claims, causes of action, and demands of any nature whatsoever in law or in equity, both known or unknown, asserted or unasserted, foreseen or unforeseen, which I now have, have ever had, or may have against any of the Released Parties arising from the beginning of time up to and including the date of my execution of this General Release including, but not limited to, any and all claims related in any way to my employment or cessation of employment with Affinity or my ownership or termination of ownership of Affinity Stock Options and/or Restricted Shares.  The released claims include, but are not limited to, all claims that I could have been asserted or that could have been asserted on my behalf against any of the Released Parties in any federal, state, or local court, commission, department, or agency, or under any common law theory or under any fair employment, employment, contract, tort, federal, state, or local law, regulation, ordinance, or executive order including under the following laws as amended from time to time: Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, and the Nevada Fair Employment Practices Act.   I represent and warrant that I have not filed or initiated any legal proceeding against any of the Released Parties and that no such legal proceeding has been filed or initiated on my behalf.  Notwithstanding the above, I acknowledge that this General Release does not apply to any claim that cannot be waived under applicable law.

2.                                      I acknowledge that I have been informed of my right to consult with a lawyer of my choice and that I have had sufficient time to consult with a lawyer before signing this General Release.  I also acknowledge that I am entitled to a period of at least 21 days within which to consider this General Release.

3.                                      I understand that I may revoke this General Release within seven days from the date of my execution of it upon written notice to Michael Silberling, Chief Executive Officer, Affinity Gaming, 3755 Breakthrough Way, Suite 300, Las Vegas, Nevada 89135.  I further understand that if I do not revoke this General Release within that seven day period, this Agreement will become effective on the eighth day following my execution of this General Release and I shall have no further right to revoke this General Release.

4.                                      I understand that I may not sign this General Release before March 31, 2015 and that I must return the signed General Release to Affinity on or before April 3, 2015, or I will not receive all of the payments set forth in the Amendment.

I REPRESENT AND WARRANT THAT I HAVE READ THIS GENERAL RELEASE, I UNDERSTAND ITS TERMS, AND I INTEND TO BE LEGALLY BOUND THEREBY.

DONNA LEHMANN

Signature

Dated: , 2015

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